Exhibit 10.11

S CORPORATION TERMINATION AND

TAX SHARING AGREEMENT

This S Corporation Termination and Tax Sharing Agreement, dated as of September 15, 2016 (the “Agreement”), is made by and among FB Financial Corporation, a Tennessee corporation (the “Company”), and James W. Ayers (the “Shareholder”).

RECITALS:

A.The Company has elected to be an S corporation (the “S Election”) under Section 1362 of the Internal Revenue Code of 1986, as amended (the “Code”).

B.The Company intends to conduct an initial public offering registered under the Securities Act of 1933, as amended (the “Public Offering”).

C.Upon the consummation of the Public Offering, the Company’s status as an S corporation will terminate.

D.The Shareholder is currently the only shareholder of the Company, and will continue to be so until immediately before the consummation of the Public Offering.

E.In connection with the Public Offering, the Company and the Shareholder desire to set forth their agreement that the Company shall bear the risk of any additional tax liability, as well as any related losses, costs and expenses, resulting from a final determination made by a competent tax authority to the taxable income the Company reported as an S Corporation.

AGREEMENT:

NOW, THEREFORE, for mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Shareholder do hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, as used herein, have the following meanings:

“AAA” shall have the meaning assigned to that term by Section 1368(e)(1) of the Code.

“Assumed Tax Rate” means, with respect to any tax period, the maximum combined federal and state income tax rates applicable for such period, taking into account the deductibility of state income tax for federal income tax purposes, applicable to an individual resident in Tennessee.

“C Short Year” shall have the meaning set forth in Section 1362(e)(1)(B) of the Code.

“Code” shall have the meaning set forth in Recital A.

“PostTermination Distribution” shall mean a cash distribution during the PostTermination Transition Period as set forth in Section 1371(e) of the Code to the extent it does not exceed the AAA.

“Post-Termination Transition Period” shall have the meaning set forth in Section 1377(b)(1) of the Code and shall begin on the day after the last day of the Company’s S Short Year.

“Public Offering” shall have the meaning set forth in Recital B.

“S Corporation” shall have the meaning set forth in Section 1361 of the Code.

“S Corporation Taxable Income” shall mean, for periods beginning on or after the date the Company became an S corporation and ending with the close of the last day of the S Short Year, the sum of (i) the Company’s items of separately stated income and gain (within the meaning of Section 1366(a)(1)(A) of the Code) reduced, to the extent applicable, by the Company’s separately stated items of deduction and loss (within the meaning of Section 1366(a)(1)(A) of the Code) and (ii) the Company’s nonseparately computed net income (within the meaning of Section 1366(a)(l)(B) of the Code).

“S Corporation Tax Year” means any taxable period during which the Company had an S Election in effect, including the S Short Year.

“S Election” shall have the meaning set forth in Recital A.

“S Short Year” shall have the meaning set forth in Section 1362(e)(1)(A) of the Code.

“S Termination Year” shall have the meaning set forth in Section 1362(e)(4) of the Code.

“Tax Proceeding” shall have the meaning set forth in Section 2.02.

“Termination Date” shall mean the date on which the Company’s status as an S corporation is terminated by reason of the consummation of the Public Offering.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

ARTICLE 2

S CORPORATION TERMINATION AND TAX SHARING

2.01 Termination of S Corporation Status.  The Company’s status as an S corporation shall terminate pursuant to Section 1362(d)(2) of the Code on the Termination Date.

2.02 Payments Related to Future Adjustments. In the event that any final determination of an adjustment (by reason of an amended return, claim for refund, audit, judicial decision or otherwise, which determination occurs after the Termination Date (each, a “Tax Proceeding”)) results in an increase in the taxable income of the Company for any year during which the Company qualified as an S Corporation, including the S Short Year, the Company shall distribute to the Shareholder within 30 days of such final determination, cash in an amount equal to (i) the product of (A) the amount of increase in taxable income resulting from the adjustment and (B) the Assumed Tax Rate plus (ii) any interest and penalties imposed thereon.

2.03 Liability for Taxes Incurred During the S Short Year and for Tax Periods Ending Prior to the Termination Date.  The Shareholder covenants and agrees that: (i) he has duly included (to the best of his knowledge), or will duly include, in his federal, state, and local income tax returns his respective allocable shares of all items of income, gain, loss, deduction, or credit attributable to the S Short Year of the Company, (ii) such returns shall, to the extent required by applicable law, include his allocable share of S Corporation Taxable Income of the Company from all sources through and including the close of business on the last day of the S Short Year of the Company, and (iii) he shall, to the extent required by applicable law, pay any and all taxes he is required to pay, as a result of being a shareholder of the Company, for all taxable periods (or that portion of any period) during which the Company was an S Corporation.

2.04 Shareholder Indemnification for Tax Liabilities. The Shareholder hereby indemnifies and holds the Company harmless from, against and in respect of any unpaid income tax liabilities of the Company (including interest and penalties imposed thereon) (i) which are attributable to the S Short Year and the primary liability of the Shareholder, or (ii) which are incurred by the Company as a result of a final determination of an adjustment (by reason of a Tax Proceeding) to the taxable income of the Shareholder for any period, including the S Short Year or thereafter, and which (in the case of this clause (ii)) are attributable to a decrease for any period in the Shareholder’s taxable income and a corresponding increase for any period in the taxable income of the Company.

2.05 Company Indemnification for Tax Liabilities. The Company hereby indemnifies and agrees to hold the Shareholder harmless from, against and in respect of income tax liabilities (including interest and penalties imposed thereon), if any, incurred by the Shareholder as a result of a final determination of an adjustment (by reason of a Tax Proceeding) to the taxable income of the Company for any period ending after the Termination Date (including, without limitation, the C Short Year) which results in an increase for any period in the taxable income of the Shareholder. The Company shall distribute cash in an amount equal to (i) the product of (A) the amount of such increase in the taxable income resulting from such final determination and (B) the Assumed Tax Rate, plus (ii) any interest and penalties imposed thereon.

2.06 Payments.  The Shareholder or the Company, as the case may be, shall make any payment required under Sections 2.04 or 2.05 of this Agreement within 30 days after receipt of notice from the other party that a final determination of an adjustment (by reason of a Tax Proceeding) has occurred and a payment is due by such party to the appropriate taxing authority.

2.07 Termination Payments to Shareholder.  Immediately prior to or as soon as possible after the Termination Date, the Company shall determine the amount of the AAA of the Company, and as soon as reasonably possible after the Termination Date shall distribute to the Shareholder an amount equal to such amount (the “Distribution Amount”).  For purposes of this Section 2.07, the AAA shall be determined by the Company in accordance with the Company’s books and records and consistent with Section 1368 of the Code and the Treasury Regulations thereunder.

ARTICLE 3

ALLOCATION OF INCOME

3.01 Short Taxable Years.  The parties acknowledge that the taxable year in which the S corporation status of the Company is terminated will be an “S Termination Year” for tax purposes, as defined in Section 1362(e)(4) of the Code.  Pursuant to Section 1361(e)(1) of the Code, the S Termination Year of the Company shall be divided into two short taxable years: an “S Short Year” and a “C Short Year.” As defined in Section 1362(e)(1)(A) of the Code, the S Short Year shall be that portion of the Company’s S Termination Year ending on the day immediately preceding the Termination Date.  Pursuant to Section 1362(e)(1)(B) of the Code, that portion of the S Termination Year beginning on the Termination Date and ending on the last day of the taxable year shall be the C Short Year of the Company.

3.02 Pro Rata Allocation.  The Company and the Shareholder understand that for tax purposes (including for purposes of determining the Company’s S Corporation Taxable Income for its S Short Year) the Company will be required to allocate its items of income, gain, loss, deduction and credit for its calendar year between the S Short Year and the C Short Year on a “pro rata” basis in accordance with Section 1362(e)(2) of the Code.

ARTICLE 4

TAX MATTERS

4.01.Refunds. If the Company receives a refund of any income tax (including penalties and interest) for any period prior to the Termination Date, or as to which it has previously been indemnified by the Shareholder, the Company shall pay an amount equal to such refund, within 30 days after receipt thereof, to the Shareholder on the last day of any applicable period to which the refund relates. If the Shareholder receives a refund of any income tax (including penalties and interest) as to which it has previously been indemnified by the Company, he shall, within 30 days after receipt thereon, remit an amount equal to such refund to the Company (for the avoidance of doubt, such refund shall be determined assuming the Shareholder’s only items of income, loss or deduction arise from the Company during the S Short Year).

4.02.Notice and Tax Proceedings.

(a)Any time that the Shareholder believes he may be entitled to a payment under this Agreement as a result of a Tax Proceeding he shall use reasonable efforts to promptly notify the Company of such Proceeding.

(b)The Company will have the option to represent itself in any Tax Proceeding, at its own expense and using advisors of the Company’s choice.

(c)The Shareholder shall cooperate fully with the Company in any Tax Proceeding and shall have the right, but not the obligation, to participate in such Proceeding at his own expense.

(d)Breach by the Shareholder of any of the provisions of this Section 4.01 will terminate the Company’s obligation to make payments to the Shareholder under Article 2 to the extent any such breach materially prejudices the result of any Tax Proceeding.

4.03.Inconsistent Reporting. If the Shareholder hereafter reports an item on the Shareholder’s income tax return in a manner materially inconsistent with the tax treatment reflected in the Schedule K-1 or other tax information provided to the Shareholder by the Company for a taxable period during which the Company had an S Election in effect, the Shareholder shall notify the Company of such treatment before filing the Shareholder’s income tax return. If the Shareholder fails to notify the Company of such inconsistent reporting, the Shareholder shall be liable to the Company for any losses, costs or expenses (including reasonable attorneys’ fees) arising from such inconsistent reporting, including an audit.

ARTICLE 5

MISCELLANEOUS

5.01 Post-Termination Distributions.  To the extent practicable and to the extent consistent with applicable law, payments or other distributions made to the Shareholder pursuant to Article 2 will be treated as Post-Termination Distributions for U.S. federal income tax purposes and any correspondingly applicable state and/or local tax purposes.  To the extent that the Company’s tax return preparers determine that such payments or distributions cannot be properly treated as Post-Termination Distributions, then the amount of any distribution made to the Shareholder pursuant to Article 2 shall be increased by the amount of the Shareholder’s additional tax liability, if any, resulting from such payments or distributions, as reasonably determined by the Company’s tax return preparers, plus an amount equal to any additional tax liability resulting from the payment pursuant to this Section 5.01, assuming that the Shareholder pays tax at the Assumed Tax Rate.

5.02.Intent of Parties. It is the parties’ intent that the liability for income taxes arising from the operations of the Company will be borne by the Shareholder for all periods through and including the S Short Year and by the Company for periods beginning with the C Short Year, and this Agreement shall be construed so as most equitably to achieve such intent.

5.03 Confidentiality.  Each of the parties agrees that any information furnished pursuant to this Agreement is confidential and, except as and to the extent required by law or otherwise during the course of an audit or contest or other administrative or legal proceeding, shall not be disclosed to any person or entity.

5.04 Successors and Access to Information.  This Agreement shall be binding upon and inure to the benefit of any successor, heirs or personal representatives to any of the parties, by merger, acquisition of assets or stock in the Company or otherwise, to the same extent as if the successor, heir or personal representative had been an original party to this Agreement or the Shareholder for the taxable period in question, and in such event, all references herein to a party shall refer instead to the successor, heir or personal representative of such party; provided, however, that for purposes of calculating the tax liability to which any payments under this Agreement would relate, the original Shareholder’s tax liability shall be taken into account, but any payments in connection therewith shall be made to the successor, heir or personal representative of the original Shareholder.

5.05 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

5.06 Headings.  The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

5.07 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

5.08 Electronic Transmission.  Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

5.09 Notices.  Any notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered to the parties at the addresses specified in Schedule A or at such other address as one party may specify by notice to the other party.  All such notices and communications shall be effective when received.  Any payment required to be made under this Agreement shall be mailed or delivered to the parties at the addresses specified in Schedule A or at such other address or account as one party may specify by notice to the other party.

5.10 Severability.  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable.  In any event, all other provisions of this Agreement shall be deemed valid, binding, and enforceable to their full extent.

5.11 Survival.  This Agreement shall remain in force and be binding so long as the applicable period of assessments (including extensions) remains unexpired for any taxes contemplated by this Agreement.

5.12 Successor Provisions.  Any reference herein to any provisions of the Code or Treasury Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.

5.13 Integration; Amendments.  Except as explicitly stated herein, this Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters.  No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement.  This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

5.14 Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING OUT OF THIS AGREEMENT.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.14.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this S Corporation Termination and Indemnification Agreement on the date first set forth above.

COMPANY:

FB FINANCIAL CORPORATION,
a Tennessee corporation

By:	/s/ Christopher T. Holmes
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

SHAREHOLDER:

/s/ James W. Ayers
James W. Ayers

SCHEDULE A

Notices

To the Company:

FB Financial Corporation

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

Attn: General Counsel

With a copy to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309

Attn: Kyle G. Healy

To the Shareholder:

Ayers Asset Management

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

Attn: James W. Ayers, President

With a copy to:

Ayers Asset Management

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

Attn: David Bourgeois, Chief Financial Officer